                             NATIONS FLOORING, INC.
                            (A DELAWARE CORPORATION)

                         INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS

INDEPENDENT AUDITOR'S REPORT.....................................................  F-2

CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated balance sheets....................................................  F-3
  Consolidated statements of income..............................................  F-4
  Consolidated statement of stockholders' equity--Successor Business.............  F-5
  Consolidated statement of stockholders' equity--Predecessor Business...........  F-6
  Consolidated statements of cash flows..........................................  F-7-F-8
  Notes to consolidated financial statements.....................................  F-9-F-20

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS...............................  F-21
  Pro forma Consolidated Income Statement........................................  F-22
  Notes to unaudited pro form condensed financial statements.....................  F-23-F-24

UNAUDITED CONDENSED FINANCIAL STATEMENTS
  Consolidated balance sheets....................................................  F-25
  Consolidated statements of income..............................................  F-26
  Consolidated statements of cash flows..........................................  F-27-F28
  Notes to unaudited consolidated financial statements...........................  F-29-F34

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Nations Flooring, Inc.
(A Delaware Corporation)
New York, New York

    We have audited the accompanying consolidated balance sheet of Nations Flooring, Inc. and subsidiaries (Successor Business) as of December 31, 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for the period from commencement of operations (June 2, 1995) to December 31, 1995. We have also audited the accompanying balance sheet of Carpet Barn,Inc., a Nevada corporation (Predecessor Business), as of December 31, 1994 and the related statements of income, stockholder's equity and cash flows for the period from January 1, 1995 to June 1, 1995, and for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the respective Successor and Predecessor Companies' managements. Our responsibility is to express an opinion on the respective financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

    In our opinion, the Successor Business consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nations Flooring Inc. and subsidiaries, as of December 31, 1995 and the results of their operations and their cash flows for the period from commencement of operations (June 2, 1995) to December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the Predecessor Business financial statements referred to above present fairly, in all material respects, the financial position of Carpet Barn, Inc., a Nevada corporation, as of December 31, 1994 and the results of its operations and its cash flows for the period from January 1, 1995 to June 1, 1995, and for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

----------------------------

                                                         McGladrey & Pullen, LLP

Las Vegas, Nevada

February 9, 1996, except for the second paragraph in Note 6 as to which the date is April 15, 1996 and the last paragraph in Note 7 as to which the date is March 31, 1996 and the last two paragraphs under basis of presentation in Note 1
as to which the date is January   , 1997

    The above form of auditors report represents the form of report that McGladrey & Pullen, LLP would be willing to issue assuming the consummation of the merger pursuant to which the Company will reincorporate in Delaware, change its name to Nations Flooring, Inc. and effect a one-to-four reverse stock split of the Company's common stock, all as described in Note 1, had taken place. The merger is expected to occur prior to the effective date of the Company's planned offering of 2,000,000 common shares.

                                                 /s/ McGladrey & Pullen, LLP
----------------------------
                                                  McGladrey & Pullen, LLP

Las Vegas, Nevada
January 15, 1997

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                          DECEMEBER 31, 1995 AND 1994

                                                            PREDECESSOR        NATIONS
                                                             BUSINESS       FLOORING, INC.
                                                          ---------------  ----------------
                                                           DECEMBER 31,      DECEMBER 31,
                                                               1994              1995
                                                          ---------------  ----------------
ASSETS (Note 6)
Current Assets
  Cash..................................................    $   665,393      $    693,356
  Accounts receivable, less allowance for doubtful
    accounts 1994 $81,316, 1995 $44,000.................      1,687,732         3,467,282
  Inventory.............................................        373,918           638,295
  Current portion of related party note receivable (Note
    12).................................................        --                132,800
  Prepaid Expenses......................................        --                 61,637
                                                          ---------------  ----------------
      Total current assets..............................    $ 2,727,043      $  4,993,370
                                                          ---------------  ----------------
Related party note receivable, less current portion
  (Note 12).............................................        --                146,736
Property and equipment, net (Note 3)....................        447,098           415,738
Intangible assets, net (Notes 2 and 4)..................        --             18,528,647
                                                          ---------------  ----------------
                                                            $ 3,174,141      $ 24,084,491
                                                          ---------------  ----------------
                                                          ---------------  ----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities.....................................    $                $
  Subordinated notes payable (Note 5)...................        --                515,422
  Note payable (Note 6).................................        --              1,865,604
  Current maturities of long-term debt (Note 6).........         21,130         3,527,862
  Accounts payable......................................      1,133,175         1,799,764
  Accrued expenses......................................        323,478           448,835
  Customer deposits.....................................        734,694           592,496
                                                          ---------------  ----------------
      Total current liabilities.........................    $ 2,212,477      $  8,749,983
                                                          ---------------  ----------------
Deferred Income Taxes (Note 10).........................        --                 35,616
Long-Term Debt, less current maturities (Note 6)........    $   173,884      $  8,811,558
                                                          ---------------  ----------------
Commitments and Contingencies (Note 12)
Stockholders' Equity (Notes 6 and 7)
  Preferred stock, 12% cumulative, $.01 par value,
    $1,000 stated value; authorized 5,500 shares; 4,140
    shares issued and outstanding.......................    $   --           $  4,140,000
  Discount on preferred stock...........................        --             (1,283,571)
  Common stock, $.001 par value, authorized 120,000,000
    shares; issued and outstanding 3,733,036 shares.....                            3,733
  Common stock, Predecessor Business, no par value,
    authorized 2,500 shares; issued and outstanding 100
    shares..............................................         50,000           --
  Additional paid-in capital............................        --              3,341,207
  Retained earnings.....................................        737,780           285,965
                                                          ---------------  ----------------
                                                            $   787,780      $  6,487,334
                                                          ---------------  ----------------
                                                            $ 3,174,141      $ 24,084,491
                                                          ---------------  ----------------
                                                          ---------------  ----------------

                 See Notes to Consolidated Financial Statements

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                  NATIONS
                                                  PREDECESSOR BUSINESS           FLOORING,
                                           -----------------------------------     INC.
                                                                                -----------
                                            YEARS ENDED DECEMBER     JAN. 1,      JUN. 2,
                                                    31,              1995 TO      1995 TO
                                           ----------------------    JUN. 1,     DEC. 31,
                                              1993        1994        1995         1995
                                           ----------  ----------  -----------  -----------
Sales (Note 8)...........................  $34,529,604 $42,506,987 1$6,362,727  2$3,979,879
Cost of sales............................  24,931,339  31,549,360  11,331,930   17,854,279
                                           ----------  ----------  -----------  -----------
      Gross profit.......................  $9,598,265  $10,957,627  $5,030,797   $6,125,600
Selling, general and administrative
  expenses:
  Related party consulting fee (Note
    12)..................................  $   --      $   --       $  --        $ 315,000
  Related party rent expense (Note 12)...      --          --          --           60,199
  Compensation to owner of Predecessor
    Business.............................   5,550,000   2,030,000           0            0
  Other (Note 9).........................   2,927,520   3,351,414   1,292,945    2,961,977
                                           ----------  ----------  -----------  -----------
                                           $8,477,520  $5,381,414   $1,292,945   $3,337,176
                                           ----------  ----------  -----------  -----------
Amortization and depreciation............      24,957      28,442      14,195      679,471
                                           ----------  ----------  -----------  -----------
      Operating income...................  $1,095,788  $5,547,771   $3,723,657   $2,108,953
Other income (expense):
  Miscellaneous income...................  $   43,267  $   44,681   $  19,892    $  20,024
  Interest expense.......................     (17,810)    (16,414)     (6,405)  (1,385,022)
  Loss on sale of securities (Note 11)...      --        (656,262)     --           --
  Loss on disposal of equipment..........      (7,424)    (31,435)     --           --
                                           ----------  ----------  -----------  -----------
Income before taxes......................  $1,113,821  $4,888,341   $3,737,144   $ 743,955
Provision for income taxes (Note 10).....  $   --      $   --       $  --        $ 254,595
                                           ----------  ----------  -----------  -----------
      Net income.........................  $1,113,821  $4,888,3341  $3,737,144   $ 489,360
                                           ----------  ----------  -----------  -----------
                                           ----------  ----------  -----------  -----------
Net income applicable to common shares...                                        $ 285,965
Net income per common share..............                                        $    0.08
                                                                                -----------
                                                                                -----------
Unaudited Proforma Information (Note 2):
  Net income before taxes................  $1,113,821  $4,888,341   $3,737,144
  Proforma income tax expense............     378,699   1,662,036   1,270,629
                                           ----------  ----------  -----------
Proforma net income after taxes..........  $  735,122  $3,226,305   $2,466,515
                                           ----------  ----------  -----------
                                           ----------  ----------  -----------

                 See Notes to Consolidated Financial Statements

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

       CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY--SUCCESSOR BUSINESS

         COMMENCEMENT OF OPERATIONS (JUNE 2, 1995) TO DECEMBER 31, 1995

                                                                                 COMMON STOCK
                                              PREFERRED STOCK                      (NOTE 1)
                                   --------------------------------------  ------------------------
                                                            DISCOUNT ON                               ADDITIONAL
                                                             PREFERRED       SHARES                     PAID-IN     RETAINED
                                     SHARES      DOLLARS       STOCK       OUTSTANDING    DOLLARS       CAPITAL     EARNINGS
                                   -----------  ---------  --------------  -----------  -----------  -------------  ---------
Issuance of common stock for
  initial capitalization.........      --          --            --               209            2        925,055      --
Recapitalization/exchange
  including issuance of common
  stock for acquisition costs of
  $910,468 (Note 2)..............      --          --            --         3,631,042        3,629      2,077,120      --
Issuance of preferred stock (Note
  7).............................       3,320   3,320,000     (1,036,509)      --           --            --           --
Preferred stock issuance costs...      --          --            --            --           --            (96,810)     --
Exchange of subordinated debt for
  preferred stock (Note 5).......         820     820,000       (247,062)      --           --            --           --
Issuance of common stock.........      --          --            --            43,214           43        188,839      --
Exchange of subordinated debt for
  common stock (Note 5)..........      --          --            --            58,571           59        247,003      --
Net income.......................      --          --            --            --           --            --          489,360
Preferred stock dividend ($70.00
  per share).....................      --          --            --            --           --            --         (203,395)
Balance, December 31, 1995.......       4,140   4,140,000     (1,283,571)   3,733,036        3,733      3,341,207     285,965
                                        -----   ---------  --------------  -----------       -----   -------------  ---------
                                        -----   ---------  --------------  -----------       -----   -------------  ---------



                                     TOTAL
                                   ---------
Issuance of common stock for
  initial capitalization.........    925,057
Recapitalization/exchange
  including issuance of common
  stock for acquisition costs of
  $910,468 (Note 2)..............  2,080,749
Issuance of preferred stock (Note
  7).............................  2,283,491
Preferred stock issuance costs...    (96,810)
Exchange of subordinated debt for
  preferred stock (Note 5).......    572,938
Issuance of common stock.........    188,882
Exchange of subordinated debt for
  common stock (Note 5)..........    247,062
Net income.......................    489,360
Preferred stock dividend ($70.00
  per share).....................   (203,395)
Balance, December 31, 1995.......  6,487,334
                                   ---------
                                   ---------

                See Notes to Consolidated Financial Statements.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

      CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY--PREDECESSOR BUSINESS

                  PERIOD FROM JANUARY 1, 1995 TO JUNE 1, 1995
                   AND YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                      COMMON STOCK
                                                   SHARES OUTSTANDING     DOLLARS   RETAINED EARNINGS      TOTAL
                                                  ---------------------  ---------  -----------------  -------------
Balance, December 31, 1992......................              100        $  50,000    $   1,005,220    $   1,055,220
  Dividends paid................................           --               --             (917,510)        (917,510)
  Net income....................................           --               --            1,113,821        1,113,821
                                                              ---        ---------  -----------------  -------------
Balance, December 31, 1993......................              100        $  50,000    $   1,201,531    $   1,251,531
  Dividends paid................................           --               --           (5,353,092)      (5,352,092)
  Net income....................................           --               --            4,888,341        4,888,341
                                                              ---        ---------  -----------------  -------------
Balance, December 31, 1994......................              100        $  50,000    $     737,780    $     787,780
  Dividends paid................................           --               --           (2,400,000)      (2,400,000)
  Net income....................................           --               --            3,737,144        3,737,144
                                                              ---        ---------  -----------------  -------------
Balance, June 1, 1995...........................              100        $  50,000    $   2,074,924    $   2,124,924
                                                              ---        ---------  -----------------  -------------
                                                              ---        ---------  -----------------  -------------

                 See Notes to Consolidated Financial Statements

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                NATIONS
                                                PREDECESSOR BUSINESS           FLOORING,
                                         -----------------------------------     INC.
                                                                              -----------
                                          YEARS ENDED DECEMBER     JAN. 1,      JUN. 2,
                                                  31,              1995 TO      1995 TO
                                         ----------------------    JUNE 1,     DEC. 31,
                                            1993        1994        1995         1995
                                         ----------  ----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash received from customers...........  $34,249,214 $42,803,429 $15,378,509  $23,148,474
Cash paid to suppliers & employees.....  (33,088,745) (36,757,286) (13,629,493) (19,203,758)
Interest paid..........................     (17,810)    (16,414)      (6,405)    (130,171)
Income taxes paid......................      --          --          --          (374,000)
Miscellaneous income received..........      43,267      44,681       19,892       20,024
                                         ----------  ----------  -----------  -----------
    Net cash provided by operating
      activities.......................  $1,185,926  $6,074,410  $ 1,762,503  $ 3,460,569
                                         ----------  ----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net advances to related parties........  $   --      $   --      $   --       $  (279,536)
Acquisition cost expenditures..........      --          --          --           (96,552)
Payments for acquisition of net assets
  of Predecessor Business..............      --          --          --       (19,257,524)
Payments for acquisition of net assets
  of Steve's Floor Covering............      --          --          --          (266,722)
Net cash flows from investments in
  securities...........................      --        (656,262)     --           --
Proceeds from sale of equipment........       3,350      --           72,076       19,000
Purchase of equipment..................     (20,261)    (62,052)     --          (108,237)
                                         ----------  ----------  -----------  -----------
    Net cash provided by (used in)
      investing activities.............  $  (16,911) $ (718,314) $    72,076  $(19,989,571)
                                         ----------  ----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs....................  $   --      $   --      $   --       $  (912,619)
Proceeds from issuance of stock in
  connection with capitalization of
  company..............................      --          --          --         1,784,220
Proceeds form long-term debt...........      --          --          --        14,000,000
Principal payments on long-term debt...     (17,136)    (18,532)      (8,156)      (8,102)
Proceeds from subordinated notes
  payable..............................      --          --          --         1,569,364
Principal payment on subordinated notes
  payable..............................      --          --          --          (560,000)
Proceeds from issuance of preferred
  stock................................      --          --          --         2,283,490
Preferred stock issuance costs.........      --          --          --           (96,810)
Proceeds from note payable.............      --          --          --         1,152,532
Payments on note payable...............      --          --          --        (1,827,722)
Cash dividends paid....................    (917,510) (5,352,092)  (2,400,000)    (161,995)
                                         ----------  ----------  -----------  -----------
    Net cash provided by (used in)
      financing activities.............  $ (934,646) $(5,370,624) $(2,408,156) $17,222,358
                                         ----------  ----------  -----------  -----------
    Net Increase (Decrease) in Cash....  $  234,369  $  (14,528) $  (573,577) $   693,356
Cash, beginning........................  $  445,552  $  679,921  $   665,393  $   --
                                         ----------  ----------  -----------  -----------
Cash, ending...........................  $  679,921  $  665,393  $    91,816  $   693,356
                                         ----------  ----------  -----------  -----------
                                         ----------  ----------  -----------  -----------

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                NATIONS
                                                PREDECESSOR BUSINESS           FLOORING,
                                         -----------------------------------     INC.
                                                                              -----------
                                          YEARS ENDED DECEMBER     JAN. 1,      JUN. 2,
                                                  31,              1995 TO      1995 TO
                                         ----------------------    JUNE 1,     DEC. 31,
                                            1993        1994        1995         1995
                                         ----------  ----------  -----------  -----------
RECONCILIATION OF NET INCOME TO NET
  CASH PROVIDED BY OPERATING
  ACTIVITIES:
Net Income.............................  $1,113,821  $4,888,341  $ 3,737,144  $   489,360
Depreciation...........................      24,957      28,442       14,195       44,121
Amortization...........................      --          --          --           635,858
Accretion of discount on subordinated
  notes payable........................      --          --          --           326,058
Deferred income taxes..................      --          --          --            35,616
Provision for bad debts................      95,723      --            5,633       44,000
Interest added to note payable.........      --          --          --           790,795
Loss on sale of securities.............      --         656,262      --           --
Loss on disposal of equipment..........       7,424      31,435      --           --
Changes in assets and liabilities
  (Increase) decrease in accounts
    receivable.........................  $ (770,253) $  342,098  $  (603,294) $(1,060,247)
  (Increase) decrease in inventory.....      22,900    (141,066)     (87,620)    (161,757)
  Increase in prepaids.................      --          --          --           (61,637)
  Increase (decrease) in accounts
    payable............................     262,264     234,123     (599,153)   1,746,045
  Increase (decrease) in customer
    deposits...........................     394,140     (45,656)    (380,924)     228,842
  Increase (decrease) in accrued
    expenses...........................      34,950      80,431     (323,478)     403,515
                                         ----------  ----------  -----------  -----------
Net cash provided by operating
  activities...........................  $1,185,926  $6,074,410  $ 1,762,503  $ 3,460,569
                                         ----------  ----------  -----------  -----------
                                         ----------  ----------  -----------  -----------

                 See Notes to Consolidated Financial Statements

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    Ragar Corp. (Successor Business, Ragar or Company) was organized under the laws of the state of New York on July 19, 1988. Ragar Corp. had substantially no operations prior to its exchange, on June 2, 1995, in a reverse acquisition with Carpet Barn Holdings, Inc., (CBH), which was organized under the laws of the State of Delaware on May 26, 1995 (see Note 2). CBH and its wholly owned subsidiary, Carpet Barn, Inc., (CBI), a Delaware corporation, were formed for the purpose of acquiring the assets and operations of Carpet Barn, Inc., a Nevada Corporation (Predecessor Business), a retail carpet sales and installation outlet located in Las Vegas, Nevada. The Company began operations on June 2, 1995, the date of acquisition, as described in Note 2.

    The Company is also related, through common ownership, to C.B. Realty of Delaware, Inc. (Realty).

    The Company sells floor coverings, primarily carpet, to the new home and retail replacement markets primarily in southern Nevada.

    A summary of the Company's significant accounting policies follows. Unless specifically discussed, the accounting policies apply to both Ragar (and its subsidiaries) and the Predecessor Business.

    The results of operations of the Company are not comparable to those of the Predecessor Business, due primarily to the amortization of intangible assets and interest expense incurred on the acquisition debt. Also, the Predecessor Business financial statements contain no provision for income taxes.

    BASIS OF PRESENTATION

    On June 2, 1995, the Company acquired all of the common stock of CBH in an exchange (the "Exchange") by the holders of such common stock for newly issued common stock of the Company, representing 91% of the Company's common stock outstanding after the Exchange. For financial reporting and accounting purposes, the Exchange was recorded as a reverse acquisition, with CBH as the accounting acquirer. In a reverse acquisition, the accounting acquirer is treated as the surviving entity, even though the Company's legal existence does not change and the financial statement titles refer to the Company, not the accounting acquirer. The accounting acquirer treats the Exchange as a purchase acquisition. As a result, the historical financial information presented is CBH's and not the Company's, as previously reported. The operating results of the Company are included with those of CBH after June 2, 1995, the date of the Exchange. See
Note 2 for further discussion of the Exchange.

    The opening stockholders' equity of CBH has been retroactively restated to give effect to the impact of the Exchange as if CBH had been recapitalized. As a result, the preferred stock of CBH is presented as preferred stock of the Company.

    The Company is conducting a public offering of 2,000,000 shares of common stock. An agreement of merger and equity restructuring has been approved by management, and a proxy statement circulated for shareholder approval. Upon approval, the merger will be consummated, which is expected to occur prior to or concurrent with the effective date of the public offering. The agreement provides for the merger of the Company with and into Nations Flooring, Inc., (a newly formed Delaware corporation which is a wholly owned subsidiary of the Company and which will be the surviving corporation of the merger). Through the merger, the Company will reincorporate in Delaware. The agreement provides that all assets, liabilities,

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) property, rights, and obligations of the Company would be transferred to and assumed by Nations Flooring, Inc.

    In the merger, each four (4) shares of the Company's common stock will be exchanged for one (1) share of Nations Flooring, Inc. common stock. The effect of this exchange will be similar to a one-to-four reverse stock split of the Company. Accordingly, all references to shares of the Company's common stock in the accompanying financial statements and footnotes have been restated to reflect this one-to-four reverse stock split as though it had occurred June 2, 1995.

    PRINCIPLES OF CONSOLIDATION

    The Successor Business consolidated financial statements include the accounts of the Company and its subsidiaries, CBH and CBI. All material intercompany accounts and transactions are eliminated in consolidation.

    CASH

    During the periods presented, the Company and the Predecessor Business maintained cash balances which, at times, were in excess of federally insured limits. At December 31, 1995 the Company's cash balances were maintained at financial institutions in Nevada and Illinois.

    INVENTORY

    Inventory consists primarily of carpet and vinyl and is stated at the lower of cost (first-in, first-out method) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided on the straight line and accelerated methods for financial reporting purposes. Estimated useful lives for financial reporting purposes are as follows:

                                                                                            YEARS
                                                                                            -----
Furniture and equipment................................................................           7
Autos and trucks.......................................................................           5
Building...............................................................................          40
Building improvements..................................................................          40

    INTANGIBLES

    Cost in excess of net assets of the business' acquired in connection with the Company's acquisitions (see Note 2) is being amortized by the straight-line method over twenty-five years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company does not believe that an impairment of its goodwill has occurred based on an evaluation of operating income, cash flows and business prospects.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company incurred financing costs related to the bank financing obtained in connection with the acquisition of the Predecessor Business (see Note 2). These costs are being amortized on the effective interest method over the approximate term of the debt.

    The Company also entered into a covenant not-to-compete in connection with the acquisition of the Predecessor Business (see Note 2). The covenant is being amortized on the straight-line method over the five-year term of the agreement.

    INCOME TAXES

    The Company provides for deferred taxes on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

    The Predecessor Business, with the consent of its stockholder, elected to be taxed under sections of the federal tax law which provide that, in lieu of corporation income taxes, the stockholder separately accounted for the Predecessor Business' items of income, deduction, losses and credits. Therefore, the Predecessor Business financial statements do not include any provision for corporation income taxes.

    ADVERTISING

    Advertising costs are expensed as incurred.

    EARNINGS PER COMMON SHARE

    Earnings per share is computed based on the weighted average number of common shares outstanding during the period and the net income less preferred stock dividends accrued for the period. There were no common stock equivalents outstanding during the period from June 2, 1995 to December 31, 1995.

    SUPPLEMENTAL NET INCOME PER COMMON SHARE

    The supplemental net income per common share has been calculated using the number of shares used to calculate net income per common share, plus the effect of the estimated shares to be issued in the Company's planned Offering (1,018,930) which would be necessary to fund the repayment of $6,190,000 of the First Source indebtedness, plus the effect of the estimated shares to be issued in the Offering (767,078) which would be necessary to redeem $4,660,000 of preferred stock issued by CBH. Interest expense related to the reduction of indebtedness was $313,369 for the period June 2, 1995 to December 31, 1995, and $537,204 for the year ended December 31, 1995 on a pro forma basis. Supplemental net income per common share was $0.11 for the period June 2, 1995 to December 31, 1995, respectively and $0.40 for the year ended December 31, 1995 on a pro forma basis.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Financial Accounting Standards Board issued SFAS No. 107, Disclosures about Fair Value of Financial Statements, which is effective December 31, 1995. This statement requires the disclosure of estimated fair values for all financial instruments for which it is practicable to estimate fair value.

    The carrying amounts of financial instruments including cash, accounts receivables, subordinated notes payable, note payable, accounts payable and accrued expenses approximate their fair values because of their short maturities. The carrying amounts of long-term debt and the related party note receivable approximate their fair values because the interest rates on these instruments are at market interest rates.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation. Statement No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans, such as stock options and stock purchase plans. The statement generally suggests but does not require stock-based compensation arrangements for employees be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Stock-based compensation for nonemployees is required to be accounted for at the fair value of the instruments issued or the services received. Statement No. 123 will first be required for the Company's year ending December 31, 1996. Companies that do not elect to change their accounting for stock-based compensation for employees are required to disclose the effect on net income and earnings per share as if the provision of Statement No. 123 were applied. The Company has decided not to adopt the accounting provisions of this statement for employees' stock-based compensation arrangements.

    ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS
     TO BE DISPOSED OF

    In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Statement No. 121 establishes accounting standard for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets, certain identifiable intangibles to be disposed of. Statement No. 121 will first be required for the Company's year ending December 31, 1996. Based on management's preliminary analysis, the Company does not anticipate that the adoption of Statement No. 121 will have a material impact on the consolidated financial statements.

NOTE 2. ACQUISITIONS

    On June 2, 1995, the Company acquired all of the common stock of CBH in an exchange by the holders of such common stock for 3,340,625 newly issued shares of common stock of the Company,

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. ACQUISITIONS (CONTINUED)
representing 91% of the Company's common stock outstanding after the Exchange. For financial reporting and accounting purposes, the exchange was recorded as a reverse acquisition, with CBH as the accounting acquirer. In a reverse acquisition, the accounting acquirer is treated as the surviving entity, even though the Company's legal existence did not change and the financial statement titles refer to the Company, not the accounting acquirer. The accounting acquirer treats the Exchange as a purchase acquisition. As a result, the historical financial information presented is CBH's and not the Company's as previously reported. The operating results of the Company are included with CBH after June 2, 1995, the date of the Exchange. Ragar had no operations prior to the acquisition of Carpet Barn, Inc. Its only asset was approximately $860,000 of cash and it had immaterial liabilities.

    Concurrent with CBH's stock exchange with the Company, CBI executed an "Asset Purchase Agreement" to acquire certain assets net of assumed liabilities of the Predecessor Business, for a cash purchase price of $19,257,524. The acquisition was accounted for as a purchase. In addition, a $500,000 fee was paid to an unaffiliated third party in connection with the acquisition through the issuance of 500 shares of preferred stock and 21.978 shares of common stock of CBH (subsequently converted in the stock exchange described in the preceding paragraph, into 72,625 shares of common stock of the Company). As part of this acquisition, CBI entered into a consulting and restrictive convenant agreement with the owner of the Predecessor Business for $575,000 which will be amortized over the five year life of the agreement. Realty, which is owned by four shareholders who are also shareholders of the Company, acquired the land and building previously owned by the Predecessor Business. As part of executing the Asset Purchase Agreement, CBI loaned $288,008 to Realty payable over a period of three years in monthly installments of $9,293 including interest at a rate of 10% per annum.

    The allocation of the purchase price of the net assets of the Predecessor Business is as follows:

Consideration and liabilities assumed:
  Cash paid....................................................  $19,257,524
  Liabilities assumed (A)......................................     357,689
  Ragar common stock and CBH preferred stock issued for broker
  fee..........................................................     500,000
                                                                 ----------
                                                                 $20,115,213
                                                                 ----------
                                                                 ----------
Allocated to:
  Tangible assets acquired (A).................................  $3,074,177
  Non-compete covenant.........................................     575,000
  Cost in excess of net assets of business acquired............  16,466,036
                                                                 ----------
                                                                 $20,115,213
                                                                 ----------
                                                                 ----------

------------------------

(A) The tangible assets acquired and liabilities assumed have been recorded at the Predecessor Business' respective carrying values which approximated their fair values on the date of acquisition.

    In addition to the above amounts, approximately $1,007,000 in direct acquisition costs were incurred by the Company and are recorded as costs in excess of net assets of business acquired.

    On July 28, 1995, the Company purchased the net assets of Steve's Floor Covering, Inc. ("Steve's"), a floor covering repairer, installer and cleaner, from Steven Chesin, the Chief Operating Officer of the

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. ACQUISITIONS (CONTINUED)
Company, pursuant to an asset purchase agreement (the "Steve's Agreement"). Under the Steve's Agreement, the Company purchased substantially all of the assets of Steve's in exchange for approximately $267,000. The acquisition was accounted for as a purchase. Approximately $203,000 of the purchase price was allocated to costs in excess of net assets of business acquired. Mr. Chesin entered into an employment agreement with the Company in connection therewith.

    Unaudited pro forma results of operations of the Company assuming the acquisitions occurred on January 1, 1994 are presented below. Pro forma adjustments made to the historical results of operations consist principally of the amortization of intangible assets and interest expense related to the acquisition financing. Earnings per common share has been adjusted to reflect the stock issued in the acquisition as outstanding on January 1, 1994.

                                                                   YEAR ENDED DECEMBER 31,
                                                                 ----------------------------
                                                                     1995           1994
                                                                 -------------  -------------
Net Sales......................................................  $  40,343,000  $  42,507,000
Gross Profit...................................................  $  11,156,000  $  10,958,000
Net income.....................................................  $   1,997,000  $   1,312,000
Net income per common share....................................  $        0.40  $        0.24

    The net income per common share was computed based on the 3,713,291 weighted average common shares outstanding during the period from June 2, 1995 to December 31, 1995.

    The above pro forma information does not purport to be indicative of the results that actually would have been obtained had the acquisitions occurred on January 1, 1994 and is not intended to be a projection or indicative of future results.

NOTE 3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31:

                                                                           1995        1994
                                                                        ----------  ----------
Furniture and equipment...............................................  $  245,341  $  219,125
Autos and trucks......................................................     214,518      53,817
Land..................................................................      --         113,201
Building..............................................................      --         282,252
Building improvements.................................................      --         125,013
                                                                        ----------  ----------
                                                                           459,859     793,408
Less accumulated depreciation.........................................      44,121     346,310
                                                                        ----------  ----------
                                                                        $  415,738  $  447,098
                                                                        ----------  ----------
                                                                        ----------  ----------

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. INTANGIBLE ASSETS

    Intangible assets consist of the following at December 31, 1995:

Cost in excess of net assets of business' acquired, including costs incurred in connection with business acquisitions......  $17,676,886
Covenant not-to-compete........................................     575,000
Debt issuance costs............................................     912,619
                                                                 ----------
                                                                 19,164,505
Less accumulated amortization..................................     635,858
                                                                 ----------
Intangible assets, net.........................................  $18,528,647
                                                                 ----------
                                                                 ----------

NOTE 5. SUBORDINATED NOTES PAYABLE

    The Company issued unsecured notes payable with a face value of $1,940,000 in connection with acquisition discussed in Note 2. The notes have a stated interest rate of 12% and are subordinated to the First Source notes described in
Note 6. The notes were issued at a discount of approximately $371,000 which is being amortized to interest expense over the term of debt. The effective annual interest rate is approximately 14.8%. Fees of $94,534 were incurred in connection with the issuance of this debt and are capitalized as debt issuance costs and are being amortized by the straight-line method over the term of the notes.

    On November 30, 1995, notes with a face value of $560,000 were paid in full. Also, on November 30, 1995, notes with a face value of $820,000 were exchanged for 820 shares of CBH preferred stock and 58,571 shares of Ragar common stock. The CBH preferred stock was recorded at a net value of $572,938 and the Ragar common stock was recorded at $247,062.

    At December 31, 1995, outstanding subordinated notes payable were as follows:

Face value........................................................  $ 560,000
Unamortized discount..............................................    (44,578)
                                                                    ---------
                                                                    $ 515,422
                                                                    ---------
                                                                    ---------

    The notes are due on the earlier of April 30, 1996 or the date of completion of an underwritten public offering of Ragar common stock.

NOTE 6. NOTE PAYABLE AND LONG-TERM DEBT

    Concurrent with the acquisition described in Note 2, CBI entered into a Credit Agreement with First Source Financial, LLP (First Source), and obtained a $14,000,000 revolving note, due May 31, 1999, and a $3,000,000 working capital note, due May 31, 1997, which, under certain conditions, may be extended through May 31, 1999. All borrowings under the Credit Agreement bear interest at the base rate announced by The First National Bank of Chicago (8.5% at December 31,
1995) plus 2.25%, payable monthly, and are secured by substantially all of the assets and the stock of CBI. The Company also pays an unused commitment fee of 0.5% of the unused amount of the commitment. The notes are guaranteed by CBH and Realty. Loan fees incurred as a result of the Credit Agreement amounted to $402,000 and are

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. NOTE PAYABLE AND LONG-TERM DEBT (CONTINUED) being amortized using the effective interest method over the approximate term of the loan. Additional debt acquisition costs of $510,619 were incurred in connection with obtaining this financing and are being amortized over the approximate term of the loan. The Credit Agreement contains covenants requiring CBI to maintain minimum levels of tangible net worth, working capital and various ratios. The agreement also limits payments from the CBI to its parent and limits dividends, redemptions, and purchases of capital stock of CBI, CBH and the Company.

    The Company was in violation of certain of the above covenants as of December 31, 1995. On April 15, 1996, First Source waived the covenant violations that existed at December 31, 1995 and agreed to waive such violations through June 1, 1996, provided the Company agrees to limit certain payments, including principal payments on the subordinated notes, until the covenants are amended. In addition, the Company and First Source agreed to negotiate to amend the covenants so that the Company can reasonably expect to be in compliance with such amended covenants based on its current operating and cash flow budgets. It is the intent of both parties to accomplish this by June 1, 1996.

    Amounts outstanding under the agreement at December 31, 1995 are as follows:

Working capital note...........................................  $1,865,604
                                                                 ----------
                                                                 ----------
Long-term revolving note.......................................  $12,250,000
                                                                 ----------
                                                                 ----------

    At December 31, 1995 the Company has approximately $1,100,000 available under the commitment.

    During the period ended December 31, 1995, $1,750,000 due on the long-term revolving note was satisfied by borrowing $1,750,000 on the working capital note.

    Additionally, CBI has long-term notes payable of $89,420 outstanding at December 31, 1995. The notes bear interest at 9.5%-12% and mature between March 1997 and December 1999.

    Aggregate maturities required on the long-term debt are due in future years as follows:

1996...........................................................  $3,527,862
1997...........................................................   3,519,839
1998...........................................................   3,514,158
1999...........................................................   1,777,561
                                                                 ----------
                                                                 $12,339,420
                                                                 ----------
                                                                 ----------

NOTE 7. PREFERRED STOCK

    As a result of the reverse acquisition accounting treatment described in
Note 2 the preferred stock of CBH is presented as preferred stock of the Company in the consolidated balance sheet.

    The preferred stock is divided into two classes, one designated as Series A and the other undesignated. The Series A preferred stockholders have an aggregate of 6% of the votes of the outstanding shares of the common stock of the Company. The other preferred stockholders have an aggregate of 10% of the votes of the outstanding shares of the common stock of the Company. Both classes of preferred stock contain the identical provisions as described below.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. PREFERRED STOCK (CONTINUED)
    In the event the Company is liquidated, no distributions shall be made to the holders of shares of stock ranking junior to the preferred stock, unless, prior thereto, the holders of shares of preferred stock shall have received a liquidation preference payment of $1,000 per share plus all accrued and unpaid dividends through the date of such payment. Also, until all accrued and unpaid dividends and distributions on preferred stock have been paid in full, the Company shall not declare or pay dividends on, make any other distributions on, or redeem, purchase or otherwise acquire for consideration any shares of stock ranking junior to the preferred stock.

    The preferred stock may be redeemed at the option of the Board of Directors at a call price per share equal to its stated value plus any accrued and unpaid dividends through the date of redemption. If no call has been made, the Company is required to call the preferred stock for redemption at the call price on a date not later than seven days after the closing of an underwritten public offering on behalf of the Company.

    The discount on preferred stock represents the excess of the aggregate stated value of shares issued over the aggregate consideration received by the Company upon issuance. The Series A preferred stock was issued with a provision requiring the Company to redeem the stock upon the tenth anniversary of its issuance. Subsequent to December 31, 1995 the redemption provision was rescinded with the approval of the holders of such stock. Because this redemption provision was rescinded the Series A preferred stock is classified as stockholders' equity at December 31, 1995.

NOTE 8. MAJOR CUSTOMERS

    Sales for Nations Flooring, Inc. and the Predecessor Business include sales to, and accounts receivable due from, the following major customers:

                                                                                                           PERCENT TO
                                                                 PERCENT TO TOTAL SALES                  TOTAL ACCOUNTS
                                                 ------------------------------------------------------    RECEIVABLE
                                                                                                         ---------------
                                                     NATIONS              PREDECESSOR BUSINESS
                                                 FLOORING, INC.   -------------------------------------      NATIONS
                                                 ---------------                   YEAR ENDED DECEMBER   FLOORING, INC.
                                                 JUNE 2, 1995 TO                           31,           ---------------
                                                  DECEMBER 31,     JANUARY 1, TO   --------------------   DECEMBER 31,
CUSTOMER                                              1995         JUNE 1, 1995      1994       1993          1995
-----------------------------------------------  ---------------  ---------------  ---------  ---------  ---------------
A..............................................           13%              10%           12%        11%            12%
B..............................................            9%               8%           12%        10%             3%


                                                   PREDECESSOR
                                                    BUSINESS
                                                 ---------------
                                                  DECEMBER 31,
CUSTOMER                                              1994
-----------------------------------------------  ---------------
A..............................................           10%
B..............................................            3%

NOTE 9. ADVERTISING

    Advertising expense consists of the following:

                                PREDECESSOR BUSINESS
 NATIONS FLOORING,    -----------------------------------------
        INC.                              YEARS ENDED DECEMBER
--------------------   JANUARY 1, 1995            31,
  JUNE 1, 1995 TO            TO          ----------------------
 DECEMBER 31, 1995      JUNE 1, 1995        1994        1993
--------------------  -----------------  ----------  ----------
    $    314,558         $   137,952     $  465,104  $  433,032
        --------            --------     ----------  ----------
        --------            --------     ----------  ----------

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10. INCOME TAXES

    The provision for federal income taxes for the period ended December 31, 1995 is comprised of the following:

Current expense...................................................  $ 218,979
Deferred tax expense..............................................     35,616
                                                                    ---------
                                                                    $ 254,595
                                                                    ---------
                                                                    ---------

    The $35,616 deferred tax liability at December 31, 1995 is the result of temporary differences between the tax bases and reported amounts of intangible assets.

NOTE 11. LOSS ON SALE OF SECURITIES OF PREDECESSOR BUSINESS

    A summary of net losses on sales of securities (primarily foreign currency contracts) of the Predecessor Business for the year ended December 31, 1994, are as follows:

Gross gains.....................................................  $1,740,104
Gross losses....................................................  (2,396,366)
                                                                  ----------
      Net loss on sale of securities............................  $ (656,262)
                                                                  ----------
                                                                  ----------

    The Predecessor Business accounted for these securities at market value.

    There were no open contracts at December 31, 1994 or 1993. The Successor Business does not enter into foreign currency contracts.

NOTE 12. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

    RELATED PARTY LEASE COMMITMENTS

    The Company leases its premises from Realty under a noncancelable operating lease expiring in May 1998. Future minimum rental payments under this lease are as follows:

1996..............................................................  $ 100,284
1997..............................................................    100,284
1998..............................................................     41,785
                                                                    ---------
                                                                    $ 242,353
                                                                    ---------
                                                                    ---------

    Total rent expense under this lease and month-to-month leases for the period from inception to December 31, 1995 was $60,199.

    EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with its Chief Operating Officer (COO) and Chief Financial Officer (CFO). The COO's agreement, expiring in July 1998, stipulates the annual salary and bonus to be paid. The bonus is payable in cash and common stock of Ragar and is based in part on the Company's attainment of certain operating goals. The CFO's agreement, as amended, expires in June 2000

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED) and stipulates the annual salary and bonus to be paid, all of which is payable in cash, and is based in part on the Company's attainment of certain operating goals.

    In addition, the CFO, under terms of his employment agreement, purchased, at $.001 per share, 217,875 shares of common stock of Ragar on June 1, 1995. 72,625 shares were deemed to be consideration to the CFO for services provided prior to June 1, 1995 in connection with the acquisition of the Predecessor Business. Such shares were deemed to be "founders shares" and were considered to have been purchased at market value and therefore no compensation expense is recognized in the consolidated financial statements in connection with these shares.

    Also pursuant to the employment agreement, the remaining 145,250 shares (Escrow Shares) were deposited into an escrow account on June 1, 1995. All dividends on and voting rights of the Escrow Shares belong to the Company until such time as the Escrow Shares are released from escrow. Upon the first anniversary of the CFO's employment and each of the following four such anniversaries, 29,050 of the Escrow Shares will be released to the CFO together with all rights and privileges thereto. In the event the Company does not meet certain operating goals, as described in the employment agreement, the Company has the right to repurchase those shares at $.001 per share.

    The Company will recognize compensation expense equal to the difference between the aggregate market price when earned and the aggregate purchase price of all Escrow Shares released to the CFO. Such compensation expense, if any, will be recorded in the period in which the right to receive such shares is earned. As of December 31, 1995, the CFO had not earned the right to receive 17,030 of the Escrow Shares because the Company did not meet certain operating goals described in the employment agreement during the period from June 2, 1995 to December 31, 1995. Therefore, no compensation expense relating to the Escrow Shares has been recognized in the period from June 2, 1995 to December 31, 1995.

    CONSULTING AGREEMENTS

    The Company has entered into month-to-month consulting agreements with Branin Investments, Inc. (Branin), a principal shareholder of Ragar, PAH Marketing Consultants, Inc. (PAH), a company controlled by the Chairman of the Board and President of Ragar, and Capital Vision Group, Inc. (Capital), a company controlled by a director and shareholder of Ragar, under which the company receives management advisory services in the areas of operations management, financing, and mergers and acquisitions. Pursuant to these agreements the Company pays $35,000, $5,000 and $5,000 per month to Branin, PAH and Capital, respectively. The Company terminated its agreement with Capital in January 1996.

    Total consulting expense under these agreements for the period from commencement of operations to December 31, 1995 was $315,000.

    RELATED PARTY NOTE RECEIVABLE

    The Company has an unsecured note receivable of $279,536 at December 31, 1995 due from Realty. The note accrues interest at 10% per annum and is payable in equal monthly installments, including interest, of $9,293 through May 1998.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED) BRANIN INVESTMENTS

    Branin Investments, Inc., which is 100% owned by the Chairman of the Board and President of Ragar acted as advisor to the Company in certain financing and equity transactions consummated concurrently with the acquisition described in
Note 2. The Company will pay fees to Branin, in consideration of these advisory services of approximately $650,000, representing 3% of the aggregate proceeds received by the Company from First Source under the Credit Agreement described in Note 6 and 3% of the aggregate proceeds from the Note offering and Preferred Stock Offering described in Note 2. The fees are payable upon the consummation of an underwritten public offering of common stock of the Company. There is no guarantee such an underwritten public offering will be consummated, therefore the financial statements do not contain any provision or liability for these fees.

    PREDECESSOR BUSINESS CONTINGENCY

    The Predecessor Business previously engaged an environmental consultant who informed the Predecessor Business that contaminant levels at its business location may exceed maximum levels established by The Environmental Protection Agency. Management of the Predecessor Business believes that it was not and has not been the source of the contaminants, if any. In the absence of a conclusive finding concerning the source of and the actual level of contamination, no accrual was made in the Predecessor Business financial statements as of December 31, 1994.

    The business location of the Predecessor Business was not acquired by the Company in the exchange. The business location was acquired by Realty (see Note
2) and leased to the Company under the operating lease agreement described above. Subsequent to the acquisition, the Company obtained advice from legal counsel that the Company would not become liable for the potential contamination even if the Predecessor Business or Realty are found to be liable.

NOTE 13. CASH FLOW INFORMATION

    The following schedule describes the Company's noncash investing and financing activities for the period from June 2, 1995 to December 31, 1995.

    Acquisition of net assets of Predecessor Business:

Ragar common stock and CBH preferred stock issued for broker fee.............................................................  $ 500,000
Liabilities assumed...............................................    357,689
                                                                    ---------
                                                                    $ 857,689
                                                                    ---------
                                                                    ---------
Acquisition costs, incurred by related party prior to commencement of operations, contributed to Company...........................  $ 910,468
                                                                    ---------
                                                                    ---------

    There were no significant noncash investing or financing activities of the Predecessor Business during the period from January 1, 1995 to June 1, 1995 and the years ended December 31, 1994 and 1993.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                    PRO FORMA CONSOLIDATED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                  (UNAUDITED)

                                           CARPET BARN,
                                               INC.         NATIONS FLOORING,
                                           FIVE MONTHS             INC.
                                              ENDED         SEVEN MONTHS ENDED       PRO FORMA
                                           JUNE 1, 1995     DECEMBER 31, 1995    ADJUSTMENT (NOTE)    PRO FORMA
                                         ----------------  --------------------  -----------------  -------------
Sales..................................   $   16,362,727      $   23,979,879       $    --          $  40,342,606
Cost of sales..........................       11,331,930          17,854,279            --             29,186,209
                                         ----------------  --------------------  -----------------  -------------
Gross Profit...........................   $    5,030,797      $    6,125,600       $    --          $  11,156,397
Operating expenses.....................   $    1,307,140      $    4,016,647       $     466,667 ( )(3 $   5,790,454
                                         ----------------  --------------------  -----------------  -------------
      Operating income (loss)..........   $    3,723,657      $    2,108,953       $    (466,667)   $   5,365,943
Other income (expense), net............   $       13,487      $   (1,364,998)      $    (989,301)(2) $  (2,340,812)
                                         ----------------  --------------------  -----------------  -------------
      Income before income taxes.......   $    3,737,144      $      743,955       $  (1,455,968)   $   3,025,131
Provision for income taxes.............   $     --            $      254,595       $     773,950(4) $   1,028,545
                                         ----------------  --------------------  -----------------  -------------
      Net income (loss)................   $    3,737,144      $      489,360       $  (2,229,918)   $   1,996,586
                                         ----------------  --------------------  -----------------  -------------
                                         ----------------  --------------------  -----------------  -------------
Earnings per common share..............   $     --            $         0.08       $    --          $        0.40
                                         ----------------  --------------------  -----------------  -------------
                                         ----------------  --------------------  -----------------  -------------
Weighted average of common shares
  outstanding..........................   $     --            $    3,645,791       $    --          $   3,645,791

                     NATIONS FLOORING, INC. AND SUBSIDIARY

                          NOTES TO UNAUDITED PRO FORMA

                    CONDENSED COMBINED FINANCIAL STATEMENTS

DESCRIPTION OF ACQUISITION

    Under the terms of an Agreement and Plan of Exchange, each shareholder of CBH received 13,362.5 shares of Ragar Corp. common stock for each share of CBH's common stock. Immediately following the exchange of stock, Ragar contributed approximately $860,000 of additional capital to CBH.

    Subsequent to CBH's stock exchange with Ragar, CBI executed an "Asset Purchase Agreement" to acquire certain assets net of assumed liabilities of Carpet Barn for a cash purchase price of $19,257,524. In addition, a $500,000 fee was paid to an unaffiliated third party in connection with the acquisition through the issuance of 500 shares of preferred stock and 21.978 shares of common stock of CBH (subsequently converted in the stock exchange described in the preceding paragraph, into 72,625 shares of common stock of Ragar Corp.). In order to execute this Asset Purchase Agreement, CBI entered into a Credit Agreement with First Source Financial, LLP, and obtained a $14,000,000 revolving note, due May 31, 1999, and a $3,000,000 working capital note, due May 31, 1997, which, under certain criteria, may be extended through May 31, 1999. All borrowings under the Credit Agreement are secured by substantially all of the assets of CBI and the stock of CBH. Loan fees incurred as a result of the Credit Agreement amounted to $402,000 and will be amortized over the term of the loan. As part of this acquisition, CBI also entered into a consulting and restrictive covenant agreement with the former owner of CBI for which it paid $575,000, which will be amortized over the five year term of the agreement.

NATURE AND AMOUNT OF CONSIDERATION GIVEN

    The allocation of the purchase price adjusting to fair value the assets and liabilities of Carpet Barn is as follows:

Consideration and liabilities assumed:
  Cash paid....................................................  $19,257,524
  Liabilities assumed..........................................     357,689
  Stock issued.................................................     500,000
                                                                 ----------
                                                                 $20,115,213
                                                                 ----------
                                                                 ----------
Allocated to:
  Tangible assets acquired (A).................................  $3,074,177
  Non-compete covenant.........................................     575,000
  Cost in excess of net assets of business acquired............  16,466,036
                                                                 ----------
                                                                 $20,115,213
                                                                 ----------
                                                                 ----------

------------------------

(A) The tangible assets acquired and liabilities assumed have been recorded at the Predecessor Business' respective carrying values which approximated their fair values on the date of acquisition.

    In addition to the above amounts, approximately $1,007,000 in direct acquisition costs were incurred by the Company and are recorded as costs in excess of net assets of business acquired.

                     NATIONS FLOORING, INC. AND SUBSIDIARY

                          NOTES TO UNAUDITED PRO FORMA

              CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

INCOME STATEMENT PRO FORMA ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 1995

    The pro forma adjustments associated with the combined income statement are as follows:

(1)        Non-compete covenant amortization.............................     47,917
           Loan fees amortization........................................     33,500
           Goodwill amortization.........................................    289,980
           Debt issuance costs amortization..............................     53,099
           Organizational costs amortization.............................        504

    To record the estimated amortization expense for the period ended June 1, 1995, of the non-compete covenant, loan fees, debt issuance costs and organizational costs based upon the lives of each agreement, and to record the amortization of goodwill over an estimated useful life of 25 years.

(2)        Interest expense..............................................    989,301

    To record estimated interest expense on notes payable, shareholder notes payable and long-term debt for the period ended June 1, 1995.

(3)        Rent expense..................................................     41,667

    To record rent expense for the period ended June 1, 1995.

(4)        Income tax expense............................................    773,950

    To adjust estimated income tax expense based on the pro forma results of operations for the year ended December 31, 1995.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

                                                                              DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                                                              -----------------  ------------------
ASSETS
Current Assets
  Cash......................................................................    $     693,356      $      471,519
  Accounts receivable, less allowance for doubtful accounts 1995 $44,000,
    1996 $71,924............................................................        3,467,282           3,690,207
  Due from principal shareholder............................................         --                   125,000
  Inventory.................................................................          638,295             828,211
  Current portion of related party note receivable..........................          132,800             159,095
  Prepaid Expenses..........................................................           61,637             122,281
                                                                              -----------------  ------------------
      Total current assets..................................................    $   4,993,370      $    5,396,313
                                                                              -----------------  ------------------
Related party note receivable...............................................          146,736              71,633
Property and equipment, net.................................................          415,738             468,118
Intangible assets, net......................................................       18,528,647          17,741,197
                                                                              -----------------  ------------------
                                                                                $  24,084,491      $   23,677,261
                                                                              -----------------  ------------------
                                                                              -----------------  ------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Subordinated notes payable................................................    $     515,422      $     --
  Note payable (Note 4).....................................................        1,865,604           2,846,765
  Credit facility (Note 4)..................................................                            9,625,000
  Current maturities of long-term debt (Note 4).............................        3,527,862              31,000
  Accounts payable..........................................................        1,799,764           1,635,212
  Due to principal shareholder..............................................         --                   403,000
  Accrued expenses..........................................................          448,835             423,029
  Customer deposits.........................................................          592,496           1,173,566
                                                                              -----------------  ------------------
      Total current liabilities (Note 4)....................................    $   8,749,983      $   16,137,572
                                                                              -----------------  ------------------
Deferred Income Taxes (Note 10).............................................           35,616              93,212
Long-Term Debt, less current maturities (Note 4)............................        8,811,558             100,175
                                                                              -----------------  ------------------
Stockholders' Equity (Notes 6 and 7)
  Preferred stock, 12% cumulative, $.01 par value, $1,000 stated value;
    authorized 5,500 shares; issued and outstanding, 1995 4,140 shares 1996
    4,660 shares............................................................    $   4,140,000      $    4,660,000
  Discount on preferred stock...............................................       (1,283,571)         (1,445,916)
  Common stock, $.001 par value, authorized 120,000,000 shares; issued, 1995
    3,733,036 shares 1996 3,787,647 shares..................................            3,733               3,788
  Additional paid-in capital................................................        3,341,207           3,518,497
  Retained earnings.........................................................          285,965             615,743
                                                                              -----------------  ------------------
                                                                                    6,487,334           7,352,112
                                                                              -----------------  ------------------
Less cost of treasury stock (145,250 shares) (Note 5).......................         --                     5,810
                                                                              -----------------  ------------------
                                                                                $   6,487,334      $    7,346,302
                                                                              -----------------  ------------------
      Total liabilities and stockholder's equity............................    $  24,084,491      $   23,677,261
                                                                              -----------------  ------------------
                                                                              -----------------  ------------------

                 See Notes to Consolidated Financial Statements

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                       PREDECESSOR       NATIONS FLOORING
                                                        BUSINESS               INC.           NATIONS FLOORING
                                                   JANUARY 1, 1995 TO     JUNE 2, 1995 TO           INC.
                                                      JUNE 1, 1995      SEPTEMBER 30, 1995   SEPTEMBER 30, 1996
                                                   -------------------  -------------------  -------------------
Sales............................................     $  16,362,727        $  13,526,471        $  31,303,170
Cost of sales....................................        11,331,930           10,133,551           22,796,823
                                                   -------------------  -------------------  -------------------
      Gross profit...............................     $   5,030,797        $   3,392,920        $   8,506,347
Selling, general and administrative expense:
  Related party consulting fees..................          --                    180,000              335,000
  Related party rent expense.....................          --                     33,428               75,213
  Other..........................................         1,292,945            1,585,760            4,948,487
                                                   -------------------  -------------------  -------------------
                                                          1,292,945            1,799,188            5,358,700
                                                   -------------------  -------------------  -------------------
Amortization and depreciation....................            14,195              372,481              902,118
                                                   -------------------  -------------------  -------------------
      Operating income...........................     $   3,723,657        $   1,221,251        $   2,245,529
Other income (expense):
  Miscellaneous income...........................            19,892        $      30,544               14,388
  Interest expense...............................            (6,405)            (615,136)          (1,149,482)
                                                   -------------------  -------------------  -------------------
Income before taxes..............................         3,737,144              636,659            1,110,435
                                                   -------------------  -------------------  -------------------
Income taxes.....................................          --                    218,603              382,057
                                                   -------------------  -------------------  -------------------
      Net income.................................     $   3,737,144        $     418,056        $     728,378
                                                   -------------------  -------------------  -------------------
                                                   -------------------  -------------------  -------------------
Net income applicable to common shares...........                                309,456              329,778
Net income per common share......................                                   0.09                 0.09
Unaudited Proforma Information:
  Net income before taxes........................     $   3,737,144
  Proforma income tax expense....................         1,270,629
                                                   -------------------
Proforma net income after taxes..................     $   2,466,515
                                                   -------------------
                                                   -------------------

                 See Notes to Consolidated Financial Statements

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                      PREDECESSOR       NATIONS FLOORING,
                                                       BUSINESS                INC.           NATIONS FLOORING,
                                                  -------------------  --------------------          INC.
                                                  JANUARY 1, 1995 TO     JUNE 2, 1995 TO     --------------------
                                                     JUNE 1, 1995       SEPTEMBER 30, 1995    SEPTEMBER 30, 1996
                                                  -------------------  --------------------  --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers....................     $  15,378,509       $     13,465,812       $   31,536,314
Cash paid to suppliers and employees............       (13,629,493)           (10,497,020)         (28,369,329)
Interest paid...................................            (6,405)               (77,937)             (96,988)
Income taxes paid...............................          --                     (264,000)            (138,000)
Miscellaneous income received...................            19,892                 44,212               14,388
                                                  -------------------  --------------------  --------------------
    Net cash provided by operating activities...     $   1,762,503       $      2,671,067       $    2,946,385
                                                  -------------------  --------------------  --------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Net advances to related parties.................     $    --             $       (304,026)      $      (90,992)
Acquisition cost expenditures...................          --                      (46,166)             (15,339)
Payments for acquisition of net assets of
  Predecessor Business..........................          --                  (19,257,524)            --
Payments for acquisition of net assets of
  Steve's Floor Covering, Inc...................          --                     (266,722)            --
Proceeds from sale of equipment.................            72,076                 19,000             --
Purchase of equipment...........................          --                      (81,954)            (112,457)
                                                  -------------------  --------------------  --------------------
    Net cash provided by (used in) investing
      activities................................            72,076       $    (19,937,392)      $     (218,788)
                                                  -------------------  --------------------  --------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Debt issuance costs.............................          --                     (897,034)            --
Proceeds form issuance of stock in connection
  with capitalization of company................          --                    1,864,925             --
Purchase of treasury stock......................          --                    --                      (5,810)
Proceeds from long-term debt....................          --                   14,000,000             --
Principal payments on long-term debt............            (8,156)             --                     (17,497)
Proceeds from subordinated notes payable........          --                    1,569,364             --
Principal payment on subordinated notes
  payable.......................................          --                    --                    (560,000)
Proceeds from issuance of preferred and common
  stock.........................................          --                    1,523,473              520,000
Proceeds from note payable......................          --                    1,152,532             --
Payments on note payable........................          --                   (1,454,480)          (2,720,527)
Cash dividends paid.............................        (2,400,000)              (107,695)            (165,600)
                                                  -------------------  --------------------  --------------------
    Net cash provided by (used in) financing
      activities................................        (2,408,156)            17,651,085           (2,949,434)
                                                  -------------------  --------------------  --------------------
    Net increase (decrease) in cash.............          (573,577)               384,760             (221,837)
                                                  -------------------  --------------------  --------------------
Cash, beginning.................................     $     665,393       $      --              $      693,356
                                                  -------------------  --------------------  --------------------
Cash, ending....................................     $      91,816       $        384,760       $      471,519
                                                  -------------------  --------------------  --------------------
                                                  -------------------  --------------------  --------------------

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                  (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                      PREDECESSOR       NATIONS FLOORING,
                                                       BUSINESS                INC.           NATIONS FLOORING,
                                                  -------------------  --------------------          INC.
                                                  JANUARY 1, 1995 TO     JUNE 2, 1995 TO     --------------------
                                                     JUNE 1, 1995       SEPTEMBER 30, 1995    SEPTEMBER 30, 1996
                                                  -------------------  --------------------  --------------------
RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING EXPENSES:
Net income......................................     $   3,737,144       $        418,056       $      728,378
Depreciation....................................            14,195                 15,110              119,329
Amortization....................................          --                      357,498              802,789
Accretion of discount on subordinated notes.....          --                      123,546               44,578
Deferred income taxes...........................          --                       22,000               57,596
Provision for bad debts.........................             5,633                 20,000               46,000
Interest on long-term debt and notes added to
  note payable..................................          --                      401,226            1,076,688
Changes in Assets and Liabilities:
  Increase in accounts receivable...............          (603,294)              (491,033)            (393,925)
  (Increase) Decrease in inventory..............           (87,620)                21,991             (189,916)
  Increase in prepaid expenses..................          --                      (27,235)             (60,644)
  Increase (Decrease) in accounts payable.......          (599,153)             1,010,061              238,449
  Increase (Decrease) in customer deposits......          (380,924)               333,964              581,069
  Increase (Decrease) in accrued expenses.......          (323,470)               466,083             (104,006)
                                                  -------------------  --------------------  --------------------
    Net cash provided by operating activities...     $   1,762,503       $      2,671,067       $    2,946,385
                                                  -------------------  --------------------  --------------------
                                                  -------------------  --------------------  --------------------

                 See Notes to Consolidated Financial Statements

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING PRACTICES

    NATURE OF BUSINESS

    Ragar Corp. (Successor Business, Ragar, or Company) was organized under the laws of the state of New York on July 19, 1988. Ragar Corp. had substantially no operations prior to its exchange, on June 2, 1995, in a reverse acquisition with Carpet Barn Holdings, Inc. (CBH), which was organized under the laws of the State of Delaware on May 26, 1995 (see Note 2). CBH and its wholly owned subsidiary, Carpet Barn, Inc (CBI), a Delaware corporation, were formed for the purpose of acquiring the assets and operations of Carpet Barn, Inc., a Nevada corporation (Predecessor Business), a retail carpet sales and installation outlet located in Las Vegas, Nevada. The Company began operations on June 2, 1995, the date of the acquisition, as described in Note 2.

    The Company is also related, through common ownership, to C. B. Realty of Delaware, Inc. (Realty).

    The Company sells floor coverings, primarily carpet, to the new home and retail replacement markets primarily in Southern Nevada.

    A summary of the Company's significant accounting policies follows. Unless specifically discussed, the accounting policies apply to Ragar (and its subsidiaries) and the Predecessor Business.

    The results of operations of the Company are not comparable to those of the Predecessor Business, due primarily to the amortization of intangible assets and interest expense incurred on the acquisition debt. Also, the Predecessor Business' financial statements contain no provision for income taxes.

    BASIS OF PRESENTATION

    On June 2, 1995, the Company acquired all of the common stock of CBH in an exchange (the Exchange) by the holders of such common stock for newly issued common stock of the Company, representing 91% of the Company's common stock outstanding after the Exchange. For financial reporting and accounting purposes, the exchange was recorded as a reverse acquisition, with CBH as the accounting acquirer. In a reverse acquisition, the accounting acquirer is treated as the surviving entity, even though the registrant's legal existence does not change and the financial statement titles refer to the Company, not the accounting acquirer. The accounting acquirer treats the Exchange as a purchase acquisition. As a result, the historical financial information presented is CBH's and not the Company's as previously reported. The operating results of the Company are included with CBH after June 2, 1995, the date of the Exchange. See Note 2 for a further discussion of the Exchange.

    The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In management's opinion, the accompanying consolidated financial statements reflect all material adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented. The results for the interim period ended September 30, 1996, are not necessarily indicative of the results which will be reported for the entire year.

    The Company is conducting a public offering of 2,000,000 shares of common stock. An agreement of merger and equity restructuring has been approved by management, and a proxy statement circulated for shareholder approval. Upon approval, the merger will be consummated, which is expected to occur prior to

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING PRACTICES (CONTINUED) or concurrent with the effective date of the public offering. The agreement provides for the merger of the Company with and into Nations Flooring, Inc., (a newly formed Delaware corporation which is a wholly owned subsidiary of the Company and which will be the surviving corporation of the merger). Through the merger, the Company will reincorporate in Delaware. The agreement provides that all assets, liabilities, property, rights, and obligations of the Company would be transferred to and assumed by Nations Flooring, Inc.

    In the merger, each four (4) shares of the Company's common stock will be exchanged for one (1) share of Nations Flooring, Inc. common stock. The effect of this exchange will be similar to a one to four reverse stock split of the Company. Accordingly, all references to shares of the Company's common stock in the accompanying financial statements and footnotes have been restated to reflect this one to four reverse stock split as though it had occurred (June 2, 1995).

    The opening stockholders' equity of CBH was retroactively restated to give effect to the impact of the exchange as if CBH had been recapitalized. As a result, the preferred stock of CBH is presented as preferred stock of the Company.

    PRINCIPLES OF CONSOLIDATION

    The Successor Business consolidated financial statements include the accounts of the Company and its subsidiaries CBH and CBI. All material intercompany accounts and transactions have been eliminated in consolidation.

    CASH

    During the periods presented, the Company and the Predecessor Business maintained cash balances which, at times, were in excess of federally insured limits. At September 30, 1996, the Company's cash balances were maintained at financial institutions in Nevada and Illinois.

    INVENTORY

    Inventory consists primarily of carpet and vinyl and is stated at the lower of cost (first-in, first-out method) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided on the straight line and accelerated methods for financial reporting purposes using estimated useful lives of five to seven years.

    INTANGIBLES

    Cost in excess of the net assets of the businesses acquired in connection with the Company's acquisitions (see Note 2) is being amortized by the straight-line method over twenty-five years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING PRACTICES (CONTINUED) Company does not believe that an impairment of its goodwill has occurred based on an evaluation of operating income, cash flows and business prospects.

    The Company incurred financing costs related to the bank financing obtained in connection with the acquisition of the Predecessor Business (see Note 2). These costs are being amortized on the effective interest method over the approximate term of the debt (See Note 4).

    The Company also entered into a covenant not-to-compete in connection with the acquisition of Predecessor Business (see Note 2). The covenant is being amortized on the straight-line method over the five-year term of the agreement.

    INCOME TAXES

    The Company provides for deferred taxes on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

    ADVERTISING

    Advertising costs are expensed as incurred.

    EARNINGS PER COMMON SHARE

    Earnings per common share is calculated based on the weighted average number of common shares outstanding during the period and the net income less preferred stock dividends accrued for the period. There were no common stock equivalents outstanding during the periods presented.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reported period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of financial instruments, including cash, accounts receivable, subordinated notes payable, note payable, credit facility, accounts payable and accrued expenses approximate their fair values because of their short maturities.

    The carrying values of long-term debt and the related party note receivable approximate their fair values because the interest rates on these instruments are at market interest rates.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING PRACTICES (CONTINUED) SUPPLEMENTAL NET INCOME PER COMMON SHARE

    The supplemental net income per common share has been calculated using the number of shares used to calculate net income per common share, plus the effect of the estimated shares to be issued in the Company's planned Offering (1,018,930) which would be necessary to fund the repayment of $6,190,000 of the First Source indebtedness, plus the effect of the estimated shares to be issued in the Offering (767,078) which would be necessary to redeem $4,660,000 of preferred stock issued by CBH. Interest expense related to the reduction of indebtedness was $313,369 for the period June 2, 1995 to December 31, 1995, and $537,204 for the year ended December 31, 1995 on a pro forma basis. Supplemental net income per common share was $0.11 for the period June 2, 1995 to December 31, 1995, respectively and $0.40 for the year ended December 31, 1995 on a pro forma basis.

NOTE 2. ACQUISITIONS

    On June 2, 1995, the Company acquired all of the common stock of CBH in an exchange by the holders of such common stock for 3,340,625 newly issued shares of common stock of the Company, representing 92% of the Company's common stock outstanding after the Exchange. Ragar had no operations prior to the acquisition of the Predecessor Business. Its only asset was approximately $860,000 of cash, and it had immaterial liabilities.

    Concurrent with CBH's exchange with the Company, CBI executed an Asset Purchase Agreement to acquire certain assets net of assumed liabilities of the Predecessor Business for a cash purchase price of $19,257,524. The acquisition was accounted for as a purchase.

    On July 28, 1995, the Company purchased substantially all of the assets of Steve's Floor Covering, Inc. for approximately $267,000.

NOTE 3. PROFORMA FINANCIAL INFORMATION

    Unaudited pro forma results of operations for the nine months ended September 30, 1995 of the Company assuming the acquisitions occurred on January 1, 1995 and carried forward through September 30, 1995 are presented below. Proforma adjustments made to the historical results of operations consist principally of the amortization of intangible assets, interest expense related to acquisition financing and income taxes.

                                                                                     1995
                                                                                 -------------
Net sales......................................................................  $  29,889,198
Gross margin...................................................................      8,423,717
Net income.....................................................................      2,077,219
Net income per common share....................................................           0.52

    The net income per common share is based on the 3,631,250 weighted average common shares outstanding during the nine month period ended September 30, 1995.

    The above pro forma information does not purport to be indicative of the results of operations that would have occurred had the acquisitions occurred on January 1, 1995.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

NOTE 4. CREDIT AGREEMENT AND WORKING CAPITAL DEFICIT

    Concurrent with its acquisition of the Predecessor Business, the Company entered into a Credit Agreement with First Source Financial, LLP (First Source) under which the Company obtained a $14,000,000 credit facility due May 31, 1999 and a $3,000,000 working capital note due May 31, 1997, which, under certain conditions may be extended through May 31, 1999. The Credit Agreement contains covenants requiring CBI to maintain minimum levels of tangible net worth, working capital and various financial ratios. The agreement also limits payments from CBI to CBH and limits dividends, redemptions and purchases of capital stock of CBI, CBH and the Company. CBH pledged to First Source all of the common stock of CBI to secure CBI's obligations under the Credit Agreement and guaranteed CBI's debt obligations to First Source under the Credit Agreement.

    During the period from June 2, 1995 (commencement of operations) through September 30, 1996 the Company has violated the following covenants: 1) adjusted net worth at June 30, 1995, 2) quarterly and annual interest coverage ratios. On April 15, 1996 First Source waived, through June 1, 1996, the covenant violations occurring prior to that time and agreed to negotiate in good faith to amend such covenants by June 1, 1996 so that the Company could reasonably expect to be in compliance with the amended covenants based on its operating and cash flow budgets. In connection with obtaining the waiver, the Company agreed to limit certain payments including principal payments of CBH's subordinated debt, with the exception that such payments could be made from the proceeds of newly acquired capital, if any.

    The Company had certain discussions with First Source in an effort to amend such covenants but was unable to reach an agreement with First Source. The discussions are not continuing at present, and the Company believes that the covenants are not likely to be amended. Moreover, the waiver period has not been extended beyond June 1, 1996, and, therefore, the Company has been in violation of the covenants since June 1, 1996. To date, First Source has still allowed the Company to borrow up to the full capacity under the original terms of the Credit Agreement and the Company has received no indication from First Source that it intends to exercise its right under the Credit Agreement to accelerate the maturity of the debt. Based on its current cash flow projections, the Company believes it will be able to make payments required under the Credit Agreement from cash generated from operations. However, there can be no assurance in this regard.

    Because First Source has maintained its right to accelerate the maturity of the debt due to the covenant violations, the Company has classified the debt as current on the September 30, 1996 consolidated balance sheet.

    The Company is currently exploring other financing options which are available to it. The Company is currently having discussions with several other lenders in this regard. However, there can be no assurance that the Company will be able to obtain alternate financing or that such financing will be on similar or favorable terms. If First Source chooses to accelerate the maturity of the debt or if the Company were to obtain alternate financing, certain unamortized debt acquisition costs classified as intangible assets would be charged to expense. Such unamortized debt acquisition costs totaled $588,500 at September 30, 1996. Additionally, the Credit Agreement contains a prepayment penalty clause requiring the Company to pay up to 2% of the then applicable revolving loan commitment, as defined in the Credit Agreement, if the Company chooses to terminate the Credit Agreement prior to May 31, 1999.

                    NATIONS FLOORING, INC. AND SUBSIDIARIES
                            (A DELAWARE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

NOTE 5. CONTINGENCIES

    On September 5, 1996, the Nevada Department of Employment, Training and Rehabilitation notified the Company that it had changed the status of the Company's floorcovering installers from independent contractors to employees, subjecting the Company to unemployment tax obligations with respect to such installers. The Company maintains that these installers are not employees of the Company but rather independent contractors and, as such, the Company is not subject to payment of unemployment taxes with regard to these installers. The Company is vigorously defending its position, but, if the Company does not prevail in this regard, it may be required to make payments to compensate for not paying these taxes in the past and may also be subject to future payment of these taxes for these installers.

    The Company's Chief Financial Officer (CFO) was terminated by the Company in August, 1996. In connection with such termination, the Company has for $5,810 repurchased 145,250 shares of Common Stock held in escrow pursuant to the former CFO's employment agreement. The former CFO has commenced a suit against the Company alleging wrongful and unlawful termination. The Company and its legal counsel believe it has meritorious defenses to such allegations, and the Company intends to defend the matter vigorously. The ranges of possible loss for the above contingencies has not been determined; therefore, no liability has been recorded in the financial statements.